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                                                                 EXHIBIT (14)(b)
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Medallion Financial Corp. on Form N-14 of our report dated August 8, 1997, (which expresses an unqualified opinion and includes an explanatory paragraph referring to the uncertainty of the valuation of investment securities) on the consolidated financial statements of Capital Dimensions, Inc. appearing in the Annual Report on Form 10-K of Capital Dimensions, Inc. for the year ended June 30, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP


Minneapolis, Minnesota
May 27, 1998